UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement

[X]	Definitive Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

mPHASE TECHNOLOGIES, INC.

(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]		No fee required

[ ]		Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]		Fee paid previously with preliminary materials

[ ]		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

mPHASE TECHNOLOGIES, INC.

9841 Washingtonian Boulevard, Suite 390

Gaithersburg, MD 20878

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE NOT REQUESTED TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

GENERAL INFORMATION STATEMENT

Gaithersburg, Maryland

April 22, 2019

mPhase Technologies, Inc. (the “Company”) is a New Jersey corporation with its principal executive offices located at 9841 Washingtonian Boulevard, #390, Gaithersburg, MD 20878. The Company’s telephone number is (301) 329-2700. This Information Statement is being sent to the Company’s stockholders (the “Stockholders”) by the board of directors (the “Board of Directors”) to notify them about certain actions that the Board of Directors has taken that does not require shareholder approval.

This notice and accompanying Information Statement has been filed with the Securities and Exchange Commission and is furnished to the holders of shares (“Stockholders”)of common stock, no par value (“Common Stock”), of mPhase Technologies, Inc., a New Jersey corporation (the “Company”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, in connection with the approval of the actions described below (the “Corporate Actions”) by the Board of Directors of the Company. Written notice is being mailed to shareholders of record on or about April 22, 2019 that have not signed up for e-delivery of Company Information.

1. The Board has approved an amendment to the Company’s Certificate of Incorporation, (the “Certificate of Incorporation”) to (i) decrease the number of authorized shares of Common Stock of the Company to 25,000,000 shares from 125,000,000,000 shares (as adjusted to maintain the ratio described in Section 2 below) and (ii) increase the par value of the Common Stock and preferred stock to $0.01 from no par value; and

2. The Board had granted discretionary authority to the Company’s Officers to amend the Certificate of Incorporation to effect one or more consolidations of the issued and outstanding shares of Common Stock, pursuant to which the shares of Common Stock would be combined and reclassified into one share of Common Stock at a ratio 1-for-5,000 (the “Reverse Stock Split”), provided that, (X) that the Company shall not effect any Reverse Stock Split that changes the ratio of the percentage of authorized shares /outstanding shares that existed immediately prior to such Reverse Stock Split , (Y) any Reverse Stock Split is completed no later than May 10, 2021and (Z) such Amendment to the Certificate of Incorporation will be filed with the State of New Jersey not earlier than the date FINRA completes processing the reverse split as a “Company Action”. Such Reverse Stock Split shall become effective immediately on the date of the filing of said Amendment to the Certificate of Incorporation with the State of New Jersey which shall occur not earlier than April 22, 2019 or later than May 10, 2021.

To the Holders of Common Stock of mPhase Technologies, Inc.:

This Information Statement is to notify the Stockholders that on March 13, 2019 the Company’s Board of Directors of the Company approved a 5000/1 Reverse Split of the Company’ authorized and issued and outstanding shares of common stock , pursuant to Section 4A:7-15.1 of the New Jersey Business Corporation Law. Since the terms of the Reverse Split will not change the ratio of the percentage of authorized shares/outstanding shares such action does not require approval of the Stockholders of the Company under New Jersey law. The reverse split is subject to processing by FINRA pursuant to FINRA Rule 6490 governing “Company Actions” that include reverse splits of a company’s common stock.

Reasons for a Reverse Stock Split

The Board of Directors believes that it is in the interest of our shareowners and the Company for the Board to have the authority to effect a reverse stock split for the following reasons:

●

Raise our stock price to more attractive levels:

A higher stock price would return our share price to a price level typical of share prices of other widely owned public companies. The Board of Directors believes that a higher share price of the Company’s common stock may meet investment guidelines for certain institutional investors and investment funds.

●

Reduce transaction costs to our shareowners:

Our shareowners may benefit from relatively lower trading costs for a higher priced stock. We believe many investors pay commissions when they buy or sell the Company’s common stock based upon the number of shares traded. Because of our relatively low stock price, investors are required to pay more commissions to trade a fixed dollar amount than they would have to pay if our stock price was higher. In addition, shareowners owning very few shares may not have an economic way to sell their shares. If these shareowners are left with only fractional shares as a result of a reverse stock split, their interests can be liquidated without transaction costs, as we would absorb those costs.

Allow Shareholders to Deposit with their Broker newly issued shares of the Company’s common stock

Brokers and their Clearing Agents are not currently accepting deposits of newly issued shares of sub-penny stocks. Very few brokers will accept such deposits of a stock with a price less than $1.00 per share. This inhibits the ability of the Company to raise additional capital through sales of its common stock since investors face the uncertainty of when and if the share price of the Company’s common stock will become eligible for deposit and sale.

Timing and Effective Date

To effect a reverse stock split, the Company, upon the completion of processing of the Reverse Split by FINRA as a “Company Action”, intends to immediately file an Amendment to its Certificate of Incorporation with the State of New Jersey thereby giving effect to the Reverse Split. No action on the part of shareowners will be required to either implement or abandon a reverse stock split. We will communicate to the public at the time of such filing the effective date the final details of the reverse split.

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Anshu Bhatnagar
Anshu Bhatnagar
Chairman of the Board